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               [LETTERHEAD OF MILGROM GALUSKIN BALMUTH & COMPANY]
                       Certified Public Accountants, P.C.


April 22, 1998

Securities and Exchange Commission
450 5th Street
Washington, D.C. 20549

     Re: Change In Accountants for IBS Interactive, Inc. (formerly known as Internet Broadcasting Systems, Inc.) (the "Company")

Ladies and Gentlemen:

         We were the Company's independent certified public accountants during the Company's fiscal year ended December 31, 1996 (the "Applicable Period").

         We have been provided with a copy of the Prospectus which constitutes a part of the Registration Statement on Form SB-2 filed by the Company with the Commission and we agree with the disclosures relating to us made by the Company in the Prospectus under the caption "Experts."

         The appointment of BDO Seidman, LLP as the new independent accountants for the Company was precipitated by the proposed public offering and the Company desires BDO Seidman, LLP to be the Company's independent accountants going forward.

         No adverse opinion or disclaimer of opinion was included in our report nor was our opinion modified as to uncertainty, audit scope or accounting principles during the Applicable Period.

         During the Applicable Period, the Company did not have any disagreements with us as to matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreement, if not resolved to the satisfaction of us, would have caused us to make reference to such disagreement in connection with our report.

/s/ Milogrom Galuskin Balmuth & Company
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Milogrom Galuskin Balmuth & Company
Certified Public Accountants, P.C.